Exhibit 10.1

February 21, 2020

Mr. Jeffery Kutok

(delivered via email)

Dear Jeffery:

It is my pleasure to extend to you this offer of employment with Epizyme, Inc. (the “Company”).  I am pleased to set forth below the terms of your employment with the Company:

1.

Employment.  You will be employed to serve on a full-time basis as the Company’s Chief Scientific Officer, commencing on a date to be mutually agreed by you and the Company (such date being the “Start Date”).  As Chief Scientific Officer, you will be responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company.  You shall report to me and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.

Base Salary.  Your base salary will be at the rate of $18,750 per semi-monthly pay period (which if annualized equals $450,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.  Such base salary may be adjusted from time to time in accordance with normal business practices and in a similar fashion of treatment to other peer colleagues, at the sole discretion of the Company.

3.

Discretionary Bonus.  Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors or a committee of the Board of Directors (the “Board”), you may be eligible for a retention and performance bonus, based on your performance and the Company’s performance during the applicable fiscal year, as determined by the Company in its sole discretion.  Your target bonus is 40% of your annualized base salary.  Such target bonus may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the

Company. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as is our standard practice for all employees.

4.

Equity. Upon the commencement of your employment with the Company (the “Commencement Date”),  the Company hereby grants to you, under the 2013 Stock Incentive Plan (the “Plan”), incentive stock options (or to the extent incentive stock options may not be granted, non-statutory stock options) to purchase shares of Common Stock at an exercise price equal to the closing price of the Common Stock on the Nasdaq Global Market on the Commencement Date; that the number of shares of Common Stock as to which such options shall be exercisable shall be equal to the number of shares of Common Stock that has a Black Scholes value as of the Commencement Date equal to $1,125,000 (as calculated using the same methodology that the Company then uses to calculate the value of stock awards for purposes of the Company’s financial statements); and that such grant of stock options shall be made pursuant to, and in accordance with, the terms of a stock option agreement that shall be entered into with you, containing such terms and in such form consistent with the form of agreement previously approved by the Epizyme Board of Directors and the 2013 Plan and providing generally, among other things, for such stock options to have a ten-year term and to vest over four years with 25% of the option vesting on the first anniversary of the Commencement Date and the balance of the option vesting thereafter in 36 equal monthly installments with the first such installment vesting on the date one month after the first anniversary of the Commencement Date.

Effective as of the Commencement Date, the Company hereby grants to you, under the 2013 Plan, restricted stock units for a number of shares of Common Stock determined by dividing $375,000 by the closing price of the Common Stock on the Nasdaq Global Market on the Commencement Date; and that such grant of restricted stock units shall be made pursuant to, and in accordance with, the terms of a restricted stock unit agreement, containing such terms and in such form consistent with the form of agreement previously approved by the Board and the 2013 Plan and providing generally, among other things, for such restricted stock units to vest over four years with 25% of each option vesting on the first anniversary of the Commencement Date, and 25% on each anniversary of the Commencement Date thereafter.

You may also be eligible for other grants of stock or stock options as determined by and in the sole discretion of the Board. Nothing in this section shall affect your status as an employee at will, as set forth below.

5.

Sign-On Bonus. You will also receive a one-time payment of $85,000 on the first payroll after the Start Date, less all applicable taxes and withholdings. If you resign from the Company voluntarily for any reason or are terminated by the Company for

Cause (as defined under the Company’s Executive Severance and Change in Control Plan) on or prior to the first anniversary of the Start Date, you will be responsible to repay to the Company 100% of the one-time payment ($85,000) less applicable taxes. Any amounts owed by you to the Company under this Section 5 as a result of you ceasing to be an employee of the Company shall be repaid within 60 days of the date you cease to be an employee of the Company, and the Company shall have the right to offset such amounts against any amounts it owes you under this letter, the Company’s Executive Severance and Change in Control Plan or otherwise.

6.

Benefits.  You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs.  Benefits are subject to change at any time in the Company’s sole discretion.

7.

Vacation.  You will be eligible for a maximum of three (3) weeks of paid vacation per calendar year to be taken at such times as may be approved in advance by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year. Your accrual and use of vacation time will be pursuant to Company policy, as established and as may be modified in the sole discretion of the Company from time to time.

8.

Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations.   In exchange for your employment with the Company pursuant to the terms and conditions herein, you hereby acknowledge and affirm your obligations set forth in the enclosed Invention and Non-Disclosure Agreement to be executed for the benefit of the Company, which obligations remain in full force and effect and is a condition to your employment with the Company.

9.

At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein.  This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

10.

Severance Benefits.  In recognition of your position with and value to the Company, and to provide you with assurance in the event of certain employment terminations, you have been selected to participate as a “Senior Executive” in the Company’s Executive Severance and Change in Control Plan, as amended from time to time, the terms of which will govern the classification of your separation if and when it occurs.

A copy of the Executive Severance and Change in Control Plan is enclosed with this letter.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign and return to me (via hard copy or scanned copy), no later than February 27, 2020, along with the signed Invention and Non-Disclosure Agreement.

Sincerely,

By:
Robert Bazemore
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Epizyme, Inc. I am not relying on any representations other than those set forth above.

Jeffery Kutok	Date